Exhibit 99.1

Penn Virginia Corporation Reports First Quarter 2017 Results and

Provides Operational Update

HOUSTON, TX, PR Newswire, May 9, 2017 - Penn Virginia Corporation (“Penn Virginia” or the “Company”) (NASDAQ: PVAC) today announced its financial and operational results for the first quarter 2017.

Key Operational and Financial Highlights

•	Production reached 9,495 barrels of oil equivalent per day (BOEPD), of which 71% was crude oil exceeding the top end of production guidance.

•	Recently completed the Kudu pad, the first pad drilled with our latest slickwater completion design on 400-foot spaced laterals, with initial results in-line with the type curve.

•	Successfully tested slickwater completion in Area 2; preliminary results from the Lager well, which commenced flow back in early May, are highly encouraging. The well is currently flowing 1,500 BOEPD and climbing on day five of flowback. The 24-hour IP rate has not yet been established.

•	Added 1,700 net acres, increasing core acreage position to approximately 56,000 net acres.

•	Total product revenues increased by 7.4% from the fourth quarter of 2016 to $34.7 million, of which 87% was generated by crude oil sales.

•	Operating income was $11.9 million, up 16.3% from the fourth quarter of 2016, and net income was $28.4 million, compared to a net loss of $1.9 million reported in the fourth quarter of 2016.

•	Adjusted EBITDAX(1) was $20.5 million, compared to $21.1 million in the fourth quarter of 2016.

•	Liquidity remains strong at approximately $100 million as of the end of the first quarter. Using the midpoint of guidance, 54% of projected oil production remains hedged in 2017 at $48.62/bbl.

(1)	Adjusted EBITDAX is a non-GAAP measure. Definitions of non-GAAP financial measures and reconciliations of non-GAAP financial measures to the closest GAAP-based measures appear at the end of this release.

Management Comment

“We believe we are off to a good start for 2017,“ said John A. Brooks, Interim Principal Executive Officer and Chief Operating Officer. “We are very excited about the early results from the Lager 3H which is our first test of the slickwater completion design in Area 2. On day five of flowback, we were seeing over 1,500 BOEPD of production with almost 5,000 pounds of surface flowing pressure on a 16/64 inch choke, and production continues to climb. The Lager 3H has an 8,000 foot lateral and was completed with 40 frac stages, averaging 2,450 pounds of proppant per foot of lateral. The 24-hour IP rate for the well has not yet been established. This is an important data point in extending the development program down dip into our deeper, higher pressured acreage in Area 2 and could drive changes in our drilling schedule.”

Mr. Brooks continued, “We are focused on executing development and continuing to improve our slickwater completion design to optimize returns where we are currently targeting 2,500 pounds of proppant per foot of lateral. In April, we turned the four-well Kudu pad to sales. This is the first test of our latest design in slickwater completion with 400-foot lateral spacing, albeit with somewhat shorter lateral lengths of approximately 5,400 feet per well, treated with an average of 2,415 pounds of proppant per foot of lateral. For the Kudu pad, 24-hour IPs averaged 1,470 BOEPD and estimated 30-day IPs are averaging approximately 880 BOEPD based on 25 days of production. Additionally, in most of our recent slickwater completions, including the Kudu unit, we have observed production increases in the older, offset wells. This production uplift has not been considered in the economics or IP numbers but is clearly meaningful. Our former hybrid completion design usually led to negative impacts on offset wells.

“We continue to be encouraged with the early results we are seeing on the Axis pad. That pad is our northernmost drilling unit in Area 1, with wells that have shallower depths and lower pressures than our typical wells, but with longer laterals, averaging approximately 7,000 feet per well, treated with, on average, 2,484 pounds of proppant per foot of lateral. For this three-well pad, 24-hour IPs averaged over 2,100 BOEPD per well and IP-30s averaged approximately 1,270 BOEPD, further validating the success of our slickwater completion design in Area 1.

“Our two-rig drilling program continues to advance, maintaining strong spud-release times in the first quarter; however, to optimize completions on two adjacent four-well pads that we now expect to be completed concurrently in August, the change in scheduling has shifted some anticipated production from the second quarter to the third quarter of 2017,” Mr. Brooks concluded.

First Quarter 2017 Operating Results

Total production in the first quarter of 2017 was 9,495 BOEPD or 855 MBOE, with approximately 71%, or 608 MBOE, of production from crude oil, 14% from natural gas liquids (NGLs), and 15% from natural gas. The quarter reflected approximately two months of production from the three-well Sable pad, and one month of production from the three-well Axis pad.

The table below shows production results and related operating information for the Company’s Area 1 (two-string) lower Eagle Ford wells:

		Averages
					24-Hour IP Average Gross Daily			30-Day Average Gross Daily
					Production Rates(1)			Production Rates(1)
	Gross / Net	Lateral	Frac		Oil	Equivalent	Oil	Oil	Equivalent	Oil
	Wells	Length	Stages	Proppant	Rate	Rate	Percentage	Rate	Rate	Percentage
		Feet		lb per foot	BOPD/ 1000 ft	BOEPD/ 1000 ft		BOPD/ 1000 ft	BOEPD/ 1000 ft
2-String Type Curve		6,000	24	2,000	225	251	90%	169	189	90%
Sable Pad (4H & 5H)(2)	2 / 1.1	6,401	32	2,404	399	423	94%	174	185	94%
Axis Pad (1H - 3H)	3 / 1.9	7,056	35	2,484	278	299	93%	167	179	94%
Kudu Pad (6H - 9H)(3)	4 / 1.7	5,429	27	2,415	261	283	92%	156	166	94%

(1)	Wellhead rates only; the natural gas associated with these wells is yielding between 135 and 155 barrels of NGLs per million cubic feet.
(2)	Excludes the Sable 6H which had operational issues and only 9 open stages at the time of measuring the 24-hour and 30-day IP rates.
(3)	Preliminary estimate based on 25 days of production.

Penn Virginia recently turned to sales production from its Kudu pad in Area 1 of the lower Eagle Ford shale. The four recently drilled wells on the pad are the first wells to test 400-foot lateral spacing using our latest Gen 4 slickwater completion design. There are five additional wells in the Kudu unit, all of which were previously completed with hybrid frac designs.

In aggregate, the four Kudu wells flowed at a preliminary 24-hour IP of 5,889 BOEPD. Penn Virginia has an average working interest of 43.7% in each of the wells. There has not been a 30-day IP established yet, but the preliminary estimate based on 25 days of production is 3,522 BOEPD. The pad is still in the process of flowing back fracking fluid, so this estimate will likely change.

As previously announced, at the beginning of March 2017, production from the three-well Axis pad was turned to sales. The Axis wells had a combined 24-hour gross IP of 6,341 BOEPD, of which approximately 93% or 5,907 BOPD was crude oil production. The combined 30-day IP rate for the three Axis wells was 3,804 BOEPD with an average rate per well of 1,268 BOEPD.

The Lager 3H was completed in April and recently commenced flow back. This single-well test of our slickwater completion design in Area 2 has 8,000 feet of flowing lateral with 40 open stages. Penn Virginia has a 41.2% working interest in the well.

Also during the quarter, the Company completed the drill-out of the remaining 14 stages on the Sable 6H well that were obstructed during initial completion in the fourth quarter of 2016. Currently the Sable 6H is producing from all 23 completed stages.

In the first quarter of 2017, the Company leased and/or extended approximately 1,700 net acres, increasing its core acreage position to approximately 56,000 net acres.

First Quarter 2017 Financial Results

Total product revenues were $34.7 million in the first quarter of 2017 compared to $32.3 million in the fourth quarter of 2016, driven by an 8.8% increase in crude oil sales and an aggregate rise in commodity prices. Crude oil sales contributed approximately 87% of total product revenues, a slight increase compared to the fourth quarter of 2016.

The average realized price for crude oil rose 4.3% to $49.47 per barrel in the 2017 first quarter when compared to the previous quarter. Including the cash settlements from oil derivatives, the realized price for crude oil was $46.19 per barrel, which is 3.9% lower than the previous quarter. The realized price of NGLs rose 11.9% from the previous quarter to $19.34 per barrel ($0.46 per gallon). The realized price of natural gas was $3.06 per thousand cubic feet (Mcf), which is an 8.5% increase over the previous quarter. The total realized equivalent price for all production during the quarter was $40.63 per BOE ($38.30 per BOE including cash settlements from derivatives).

Total direct operating expenses (general & administrative (G&A), lease operating expense (LOE), gathering, processing & transportation expense, and severance and ad valorem taxes) were $12.8 million in the first quarter of 2017 compared to $12.7 million in the fourth quarter of 2016.

Operating income was $11.9 million in the first quarter of 2017 compared to operating income of $10.3 million in the fourth quarter of 2016. This $1.6 million improvement was due primarily to an increase in product revenues, a reduction in G&A expense and a decrease in production and ad valorem taxes, partially offset by an increase in LOE.

Net income for the first quarter of 2017 was $28.4 million, or $1.88 per diluted share, compared to a net loss of $1.9 million, or a loss of $0.12 per share, in the fourth quarter of 2016. The primary reasons for the improvement were a $17.0 million gain on derivatives compared to a $12.3 million loss on derivatives in the previous quarter and the increase in operating income.

Adjusted EBITDAX(1) was $20.5 million in the first quarter of 2017, a 2.8% decline from the fourth quarter of 2016. The primary driver for the decrease was the cash payment of $2.0 million for settlement on derivatives in the first quarter of 2017 compared to a $0.4 million cash receipt on derivative settlements in the fourth quarter of 2016, partially offset by higher operating income.

(1)	Adjusted EBITDAX is a non-GAAP measure. Definitions of non-GAAP financial measures and reconciliations of non-GAAP financial measures to the closest GAAP-based measures appear at the end of this release.

Hedging Update

Penn Virginia hedged a substantial portion of its proved developed crude oil production through the end of 2019 in the second quarter of 2016. The table below sets forth the Company’s current hedge positions. The Company is currently unhedged with respect to NGL and natural gas production.

	Oil Volumes BOPD	Average Swap Price ($/barrel)
2017 (remaining)	4,408	$48.62
2018	3,476	$49.12
2019	2,916	$49.90

Capital Resources and Liquidity

As of March 31, 2017, the Company had $30.0 million outstanding on its credit facility and liquidity of $100.3 million, consisting of $98.0 million undrawn capacity on its credit facility, $0.8 million outstanding in issued letters of credit, and $3.1 million in cash. Leverage remains low with a leverage ratio of 0.4x (consolidated indebtedness to EBITDAX, as defined in the Company’s credit agreement) as of the end of the first quarter. As of May 5, 2017, the Company had $35.0 million outstanding on its credit facility and liquidity of $96.9 million, including $4.7 million in cash. The scheduled Spring borrowing base redetermination is in process and expected to be completed in the second quarter of 2017.

Guidance

The table below sets forth the Company’s current operational guidance for the full year 2017 and 2018 and production guidance for the second quarter of 2017.

	2017		2018
		% oil		% oil
Production (BOEPD)
Second quarter	9,300 - 9,700	72%
Fourth quarter (exit rate)	11,200 - 12,100	76%	13,500 -14,500	79%
Full year	10,000 - 11,000	74%	12,600 - 13,700	78%

Realized Price Differentials
Oil (off WTI, per barrel)	$2.00 - $2.50
Natural gas (off Henry Hub, per MMBtu)	$0.10 - $0.20

Direct operating expenses
Cash G&A expense ($ million)	$13 - $16
Lease operating expense (per BOE)	$5.00 - $5.50
GPT expense (per BOE)	$2.75 - $3.15
Ad valorem and production taxes (% of production revenues)	6.75% - 7.25%

Capital expenditures ($ million)	$120 - $140		$125 - $145

Average daily production in the second quarter of 2017 is expected to be in the range of 9,300 to 9,700 BOEPD with approximately 72% of production composed of oil. The Company is planning to drill and complete eight wells together on two adjacent pads (Chicken Hawk and Jake Berger) in the second and third quarters with production scheduled to be turned to sales in early third quarter of 2017. The Company continues to expect total 2017 production volumes at 3.7 to 4.0 MMBOE, or 10,000 to 11,000 BOEPD, with approximately 74% of production composed of oil. The expected range of capital expenditures for 2017 remains unchanged between $120 million and $140 million with approximately 90% being directed to drilling and completing in the Eagle Ford.

First Quarter 2017 Conference Call

A conference call and webcast covering first quarter 2017 financial and operational results is scheduled for Wednesday, May 10, 2017 at 11:00 a.m. EDT. Prepared remarks will be followed by a question and answer period. Investors and analysts may participate via phone by dialing toll free 877-407-9167 (international: 201-493-6754) five to 10 minutes before the scheduled start time, or via webcast by logging on to our website, www.pennvirginia.com, at least 15 minutes prior to the scheduled start time to download supporting materials and install any necessary audio software. An on-demand replay of the webcast will also be available at our website beginning shortly after the webcast.

Update on Bankruptcy Claims

While Penn Virginia’s emergence from bankruptcy is effectively complete, certain claims resolution activities will continue under the authority of the Bankruptcy Court until complete. Penn Virginia provides certain information regarding such claims and the distribution of common stock in connection therewith on its website under “Investors—Bankruptcy Claims FAQs.” Penn Virginia intends to update such disclosure from time to time but is under no obligation to do so.

About Penn Virginia Corporation

Penn Virginia Corporation is an independent oil and gas company engaged in the exploration, development and production of oil, NGLs and natural gas in various domestic onshore regions of the United States, with a primary focus in the Eagle Ford Shale in south Texas. For more information, please visit our website at www.pennvirginia.com.

Cautionary Statement Regarding Estimates and Guidance

The estimates and guidance presented in this release do not include any acquisitions of additional properties. These estimates and guidance are based on assumptions of capital expenditure levels, prices for oil, natural gas and NGLs, current indications of supply and demand for oil, well results and current operating costs. The guidance provided in this release does not constitute any form of guarantee or assurance that the matters indicated will be achieved. While we believe these estimates and the assumptions on which they are based are reasonable, they are inherently uncertain and are subject to, among other things, significant business, economic, operational and regulatory risks and uncertainties and are subject to material revision. Actual results may differ materially from estimates and guidance. Please read “Forward Looking Statements.”

Forward-Looking Statements

Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We use words such as “guidance,” “projects,” “estimates,” “expects,” “continues,” “intends,” “believes,” forecasts,” “future,” and variations of such words or similar expressions in this press release to identify forward-looking statements. Because such statements include assumptions, risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: potential adverse effects of the completed bankruptcy proceedings on our liquidity, results of operations, brand, business prospects, ability to retain financing and other risks and uncertainties related to our emergence from bankruptcy; the ability to operate our business following emergence from bankruptcy; our ability to satisfy our short-term and long-term liquidity needs, including our inability to generate sufficient cash flows from operations or to obtain adequate financing to fund our capital expenditures and meet working capital needs; negative events or publicity adversely affecting our ability to maintain our relationships with our suppliers, service providers, customers, employees, and other third parties; new capital structure and the adoption of fresh start accounting, including the risk that assumptions and factors used in estimating enterprise value vary significantly from the current estimates in connection with the application of fresh start accounting; plans, objectives, expectations and intentions contained in this press release that are not historical; our ability to execute our business plan in the current commodity price environment; any decline in and volatility of commodity prices for oil, NGLs, and natural gas; our anticipated production and development results; our ability to develop, explore for, acquire and replace oil and natural gas reserves and sustain production; our ability to generate profits or achieve targeted reserves in our development and exploratory drilling and well operations; any impairments, write-downs or write-offs of our reserves or assets; the projected demand for and supply of oil, NGLs and natural gas; our ability to contract for drilling rigs, frac crews, supplies and services at reasonable costs; our ability to obtain adequate pipeline transportation capacity for our oil and gas production at reasonable cost and to sell the production at, or at reasonable discounts to, market prices; the uncertainties inherent in projecting future rates of production for our wells and the extent to which actual production differs from that estimated in our proved oil and natural gas reserves; drilling and operating risks; concentration of assets; our ability to compete effectively against other oil and gas companies; leasehold terms expiring before production can be established and our ability to replace expired leases; costs or results of any strategic initiatives; environmental obligations, results of new drilling activities, locations and methods, costs and liabilities that are not covered by an effective indemnity or insurance; the timing of receipt of necessary regulatory permits; the effect of commodity and financial derivative arrangements; the occurrence of unusual weather or operating conditions, including force majeure events; our ability to retain or attract senior management and key employees; counterparty risk related to the ability of these parties to meet their future obligations; compliance with and changes in governmental regulations or enforcement practices, especially with respect to environmental, health and safety matters; physical, electronic and cybersecurity breaches; litigation that impacts us, our assets or our midstream service providers; uncertainties relating to general domestic and international economic and political conditions; and other risks set forth in our filings with the SEC.

Additional information concerning these and other factors can be found in our press releases and public filings with the SEC. Many of the factors that will determine our future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. The statements in this release speak only as of the date of this release. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by applicable law.

Contact:

Steve Hartman

Chief Financial Officer

(713) 722-6529

invest@pennvirginia.com

PENN VIRGINIA CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - unaudited

(in thousands, except per share data)

	Successor	Successor	Predecessor
	Three Months	Three Months	Three Months
	Ended	Ended	Ended
	March 31,	December 31,	March 31,
	2017	2016	2016
Revenues
Crude oil	$30,073	$27,649	$25,966
Natural gas liquids	2,302	2,374	1,953
Natural gas	2,343	2,315	2,402

Total product revenues	34,718	32,338	30,321
Gain (loss) on sales of assets, net	65	(49)	(153)
Other, net	602	365	329

Total revenues	35,385	32,654	30,497
Operating expenses
Lease operating	4,989	4,575	6,192
Gathering, processing and transportation	2,551	2,467	3,818
Production and ad valorem taxes	1,979	2,123	753
General and administrative	3,281	3,531	17,704

Total direct operating expenses	12,800	12,696	28,467
Share-based compensation - equity classified awards	846	81	(602)
Exploration	—	—	1,327
Depreciation, depletion and amortization	9,810	9,623	13,812

Total operating expenses	23,456	22,400	43,004

Operating income (loss)	11,929	10,254	(12,507)
Other income (expense)
Interest expense	(538)	(661)	(24,434)
Derivatives	17,016	(12,253)	4,492
Other	—	805	(1,024)

Income (loss) before income taxes	28,407	(1,855)	(33,473)
Income tax benefit (expense)	—	—	—

Net income (loss)	28,407	(1,855)	(33,473)
Preferred stock dividends	—	—	(3,152)

Net income (loss) attributable to common shareholders	$28,407	$(1,855)	$(36,625)

Net income (loss) per share:
Basic	$1.89	$(0.12)	$(0.43)
Diluted	$1.88	$(0.12)	$(0.43)

Weighted average shares outstanding, basic	14,992	14,992	85,941
Weighted average shares outstanding, diluted	15,126	14,992	85,941

	Successor	Successor	Predecessor
	Three Months	Three Months	Three Months
	Ended	Ended	Ended
	March 31,	December 31,	March 31,
	2017	2016	2016
Production
Crude oil (MBbls)	608	583	973
NGLs (MBbls)	119	137	214
Natural gas (MMcf)	765	820	1,247
Total crude oil, NGL and natural gas production (MBOE)	855	857	1,394

Prices
Crude oil ($ per Bbl)	$49.47	$47.41	$26.69
NGLs ($ per Bbl)	$19.34	$17.29	$9.14
Natural gas ($ per Mcf)	$3.06	$2.82	$1.93

Prices - Adjusted for derivative settlements
Crude oil ($ per Bbl)	$46.19	$48.07	$58.10
NGLs ($ per Bbl)	$19.34	$17.29	$9.14
Natural gas ($ per Mcf)	$3.06	$2.82	$1.93

Aggregate price (excluding the effects of derivatives)	$40.63	$37.73	$21.75

% oil production	71.1%	68.0%	69.8%

PENN VIRGINIA CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS - unaudited

(in thousands)

	March 31,	December 31,
	2017	2016
Assets
Current assets	$44,909	$38,884
Net property and equipment	258,326	247,473
Other assets	5,176	5,329

Total assets	$308,411	$291,686

Liabilities and shareholders’ equity
Current liabilities	$55,791	$62,629
Credit facility	30,000	25,000
Other liabilities	7,830	18,509
Total shareholders’ equity	214,790	185,548

Total liabilities and shareholders’ equity	$308,411	$291,686

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS - unaudited

(in thousands)

	Successor	Successor	Predecessor
	Three Months	Three Months	Three Months
	Ended	Ended	Ended
	March 31,	December 31,	March 31,
	2017	2016	2016
Cash flows from operating activities
Net income (loss)	$28,407	$(1,855)	$(33,473)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	9,810	9,623	13,812
Accretion of firm transportation obligation	—	—	175
Derivative contracts:
Net (gains) losses	(17,016)	12,253	(4,492)
Cash settlements, net	(1,992)	384	30,559
(Gain) loss on sales of assets, net	(65)	49	153
Non-cash exploration expense	—	—	856
Non-cash interest expense	188	188	1,269
Share-based compensation (equity-classified)	846	81	(602)
Other, net	18	21	(4)
Changes in operating assets and liabilities	(10,728)	6,450	20,278

Net cash provided by operating activities	9,468	27,194	28,531

Cash flows from investing activities
Capital expenditures	(18,067)	(4,812)	(14,005)
Proceeds from sales of assets, net	—	—	126
Other, net	—	(104)	—

Net cash used in investing activities	(18,067)	(4,916)	(13,879)

Cash flows from financing activities
Proceeds from credit facility borrowings	7,000	—	—
Repayment of credit facility borrowings	(2,000)	(29,350)	(75)
Other, net	(30)	(161)	—

Net cash provided by (used in) financing activities	4,970	(29,511)	(75)

Net (decrease) increase in cash and cash equivalents	(3,629)	(7,233)	14,577
Cash and cash equivalents - beginning of period	6,761	13,994	11,955

Cash and cash equivalents - end of period	$3,132	$6,761	$26,532

PENN VIRGINIA CORPORATION

CERTAIN NON-GAAP FINANCIAL MEASURES - unaudited

(in thousands)

	Successor	Successor	Predecessor
	Three Months	Three Months	Three Months
	Ended	Ended	Ended
	March 31,	December 31,	March 31,
	2017	2016	2016
Reconciliation of GAAP “Net income (loss)” to Non-GAAP “Adjusted EBITDAX”
Net income (loss)	$28,407	$(1,855)	$(33,473)
Adjustments to reconcile to Adjusted EBITDAX:
Interest expense	538	661	24,434
Income tax expense (benefit)	—	—	—
Depreciation, depletion and amortization	9,810	9,623	13,812
Exploration	—	—	1,327
Share-based compensation expense (equity-classified)	846	81	(602)
(Gain) loss on sale of assets, net	(65)	49	153
Accretion of firm transportation obligation	—	—	175
Adjustments for derivatives:
Net (gains) losses	(17,016)	12,253	(4,492)
Cash settlements, net	(1,992)	384	30,559
Adjustment for special items:
Strategic and financial advisory costs	—	—	11,063
Restructuring expenses	(20)	(98)	748

Adjusted EBITDAX	$20,508	$21,098	$43,704

Adjusted EBITDAX represents net income (loss) before interest expense, income tax expense (benefit), depreciation, depletion and amortization expense, exploration expense and share-based compensation expense, further adjusted to exclude the effects of gains or losses on sale of assets, accretion of firm transportation obligation, non-cash changes in the fair value of derivatives, strategic and financial advisory costs, restructuring expenses and other non-cash items. We believe this presentation is commonly used by investors and professional research analysts in the valuation, comparison, rating and investment recommendations of companies within the oil and gas exploration and production industry. We use this information for comparative purposes within our industry. Adjusted EBITDAX is not a measure of financial performance under GAAP and should not be considered as a measure of liquidity or as an alternative to net income (loss). Adjusted EBITDAX as defined by Penn Virginia may not be comparable to similarly titled measures used by other companies and should be considered in conjunction with net income (loss) and other measures prepared in accordance with GAAP, such as operating income or cash flows from operating activities. Adjusted EBITDAX should not be considered in isolation or as a substitute for an analysis of Penn Virginia’s results as reported under GAAP.